ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.

Interim Investment Advisory Agreement

August 11, 1996

DAVIS-DINSMORE MANAGEMENT COMPANY
65 Madison Avenue
Morristown, New Jersey 07960

Gentlemen:

	The undersigned, Ellsworth Convertible Growth and Income Fund, Inc., a Maryland corporation (the "Company"), is an investment company registered under the Investment Company Act of 1940 (the "Act"). The Company is a diversified closed-end management investment company, and invests and reinvests its assets. The Company hereby engages you to act as its Investment Adviser and to supervise certain of its affairs, subject to the terms and conditions herein set forth.

	Section 1. Advisory Services. The Company will from time to time furnish to you detailed statements of its investments and resources and information as to its investment needs, and will make available to you such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Company or available to it. You shall, at your expense, furnish to the Company, at the regular executive offices of the Company, continuing investment information, advice and recommendations with respect to the purchase and sale of investments and the making of commitments with respect thereto. In giving such advice and making such recommendations, you shall be guided by the Company's investment policy as delineated by the statements contained in the various documents filed with the Securities and Exchange Commission as such documents may from time to time be amended. You shall place at the disposal of the Company such statistical, research, analytical and technical services, information and reports as may reasonably be required. Your advice and recommendations with respect to the purchase and sale of investments and the making of investment commitments shall be submitted at the principal office of the Company to an officer or officers of the Company designated for that purpose by the Board of Directors of the Company. Such officer or officers shall have, subject to the control of the Company's Board of Directors, sole responsibility for investment decisions, and full authority to act upon your advice and recommendations and to place orders on behalf of the Company for the purchase and sale of portfolio securities. Reports of portfolio transactions shall be made monthly to the Board of Directors.

	You have an obligation, in placing portfolio transactions for the Company, to obtain the most favorable price and execution available under the circumstances and to keep true, accurate and current books and records containing sufficient detail to demonstrate compliance with this obligation. In determining the most favorable price and execution in each transaction the determinative factor is not necessarily the lowest possible commission cost. You should consider the full range and quality of the services of broker-dealers in placing brokerage including but not by way of limitation, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness of the broker-dealer to you. Accordingly, to the extent provided by law, in executing portfolio transactions, you may pay a broker-dealer which provides brokerage and research services a commission in excess of that which another broker-dealer would have charged for the same transaction.

	Section 2. Independent Contractor. You shall, for all purposes hereof, be deemed to be an independent contractor and shall have no authority to act for or represent the Company unless otherwise provided. No agreement, bid, offer, commitment, contract or other engagement entered into by you, whether on your behalf or whether purported to have been entered into on behalf of the Company, shall be binding upon the Company, and all acts authorized to be done by you under this contract shall be done by you as an independent contractor and not as agent.

	Section 3. Expenses. To the extent described in this Section 3, you shall provide the Company with office space and facilities, pay the salaries of its executive officers and furnish clerical, bookkeeping and statistical services to the Company, and pay all expenses incurred by you in the performance of this contract.

	The Company will pay all expenses incurred by it and not assumed by you including, but not by way of limitation, expenses in connection with its organization and with the offering of its securities; fees and expenses of its unaffiliated directors; legal and accounting fees, fees of its custodian, registrar, transfer agent; dividend disbursing agent and Automatic Dividend Investment Plan Agent; taxes, interest, brokerage commissions; and direct costs of postage, printing, copying and travel expenses attributable to the conduct of the business of the Company.
In addition, the Company will pay the costs and expenses of its Treasurer's office, up to a maximum of $25,000 per year, incurred in connection with its performance of certain services for the Company, including the valuation of securities owned by the Company, the preparation of financial statements and schedules of the Company's investments for inclusion in certain periodic reports to the Company's Board of Directors and to the Securities and Exchange Commission, the maintenance of files relating to the foregoing, and rent, personnel costs and other overhead expenses allocable to the aforementioned services. Subject to approval of the Company's directors who are not "interested persons" of either you or the Company, as defined by the Act, the Company may also pay the costs of any additional services performed in the future by the Treasurer's office in lieu of similar services previously performed by third party contractors at the Company's expense.

	Section 4. Compensation. As compensation for the services performed by you, the Company will pay you on the last day of each month a fee for such month computed at an annual rate of .75% of the first $100,000,000 of the Company's average net assets and .50% of the Company's average net assets in excess of $100,000,000. The annual fee will be reduced to the extent that the Company's ordinary expenses for the year (including your fee but excluding interest, local, state and federal taxes and extraordinary expenses as determined by the directors of the Company who are not "interested persons" of either you or the Company, as defined by the Act) exceed 1.5% of the first $100,000,000, and 1% of the excess over $100,000,000, of the average of the monthly net asset values of the Company for the twelve months of each fiscal year. You will promptly refund any amount theretofore paid in excess of the fee determined to be due for such year.

	For the purpose of calculation of the fee, the net asset value for a month will be the average of the Company's net asset values at the close of business on the last business day on which the New York Stock Exchange is open in each week in the month. The determination of what constitutes an "extraordinary item" rather than an ordinary expense shall be conclusively determined by the directors of the Company who are not "interested persons" of either the Company or you, as defined by the Act.

	If this contract shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, your compensation for such fraction of the monthly period shall be determined by applying the foregoing percentage to the net asset value of the Company during such fraction of a monthly period (which net asset value shall be determined in such reasonable manner as the Board of the Company shall deem appropriate) and in the proportion that such fraction of a monthly period bears to the entire month.

	Compensation under this contract will begin to accrue on its effective date.

	Section 5. Approval of Contract; Termination. At a meeting held on August 1, 1996, the Board of Directors of the Company, including a majority of the Independent Directors, approved this contract in accordance with Rule 15a-4 under the Act. This Agreement became effective as of August 11, 1996 and will remain in effect until the earlier of (i) 120 days after its effective date (or December 9, 1996) or (ii) shareholder approval of a new advisory agreement. The contract is terminable without penalty by either party on 60 days' written notice and will terminate automatically in the event of its assignment.

	Except as specified above, this contract may not be amended, transferred, assigned, sold or in any other manner hypothecated or pledged; provided, however, that this limitation shall not prevent any minor amendments to the contract which may be required by Federal or state regulatory bodies.

	Section 6. Liability. You shall give the Company the benefit of your best judgment and efforts in rendering the services set forth herein, and the Company agrees as an inducement to the undertaking of these services by you that you shall not be liable for any error of judgment or for any loss suffered by the Company in connection with any matters to which this contract relates except that nothing herein contained shall be construed to protect you against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or reckless disregard of your obligations or duties under this contract.

	Section 7. Multiple Capacities. Except to the extent necessary for performance of your obligations hereunder, nothing shall restrict your right or the right of any of your directors, officers or employees who may be directors, officers or employees of the Company to engage in any other business or to devote time and attention to the management or other aspects of any other business whether of a similar or dissimilar nature or to render services of any kind to any other corporation, firm, individual or association.

	It is understood and agreed that the directors, officers, agents, employees and stockholders of the Company may be interested in your company as directors, officers, stockholders, employees, agents or otherwise, and that the directors, officers, agents, employees and stockholders of your company may be interested in the Company as a stockholder or otherwise.

	Section 8. Concerning Applicable Provisions of Law, Etc. This contract shall be subject to all applicable provisions of law, including, but not limited to, the applicable provisions of the Act; and, to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

	The laws of the State of New York shall, except to the extent that any applicable provisions of some other law shall be controlling, govern the construction, validity and effect of this contract.

	The headings preceding the text of the several sections herein are inserted solely for convenience of reference and shall not affect the meaning, construction or effect of this contract.

	If the contract set forth herein is acceptable to you, please so indicate by executing the enclosed copy of this letter and returning the same to the undersigned, whereupon this letter shall constitute a binding contract between the parties hereto, subject to approval provided for in Section 5.

					Yours very truly,

					ELLSWORTH CONVERTIBLE GROWTH AND
					 INCOME FUND, INC.


					By:	/s/ Thomas H. Dinsmore
					  Thomas H. Dinsmore
					  (President)
(Corporate Seal)


					Attest:	/s/ Sigmund Levine
					 Sigmund Levine
					 (Secretary)

DAVIS-DINSMORE MANAGEMENT
 COMPANY


By:	/s/ Thomas H. Dinsmore
  	Thomas H. Dinsmore
  	(President)


Attest:	/s/ Sigmund Levine
	Sigmund Levine
	(Secretary)


						(Corporate Seal)











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